Exhibit 4.19
EQUITY INCENTIVE PLAN
FOR SENIOR MANAGEMENT EMPLOYEES OF
AVAGO TECHNOLOGIES LIMITED AND SUBSIDIARIES
(AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 25, 2008)
1. Purpose of Plan
     The Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, as amended and restated herein (the “Plan”) is designed:
          (a) to promote the long term financial interests and growth of Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), and its Subsidiaries by attracting and retaining management, directors and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;
          (b) to motivate participants by means of growth-related incentives to achieve long range goals; and
          (c) to further the identity of interests of participants with those of the shareholders of the Company through opportunities for share or share-based ownership in the Company.
2. Definitions
     As used in the Plan, the following words shall have the following meanings:
          (a) “Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and (ii) with respect to the Company, also any entity designated by the Board of Directors of the Company in which the Company or one of its Affiliates has an interest, (iii) with respect to Kohlberg Kravis Roberts & Co., L.P. (“KKR”), any Affiliate of any partner of KKR and (iv) with respect to Silver Lake Partners LLC (“SLP”), any Affiliate of any partner of SLP. For purposes of this Plan, “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and “control” shall have the meaning given such term under Rule 405 of the Securities Act.
          (b) “Asset Purchase Agreement” means that Asset Purchase Agreement dated as of August 14, 2005 between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd.
          (c) “Board of Directors” means the Board of Directors of the Company.
          (d) “Book Value Per Share” means, as of any date of determination, an amount equal to the result of (x) the sum of (A) the shareholders’ equity of the

Company, excluding amounts attributable to shares of the Company’s capital stock other than its Shares as of the relevant date; and excluding (i) the effect of any extraordinary, non-recurring, certain non-operating, or unusual items and (ii) any decrease after the Grant Date in a valuation allowance or other reserve related to deferred tax assets recognized by the Company, if and to the extent determined in the sole discretion of the Board of Directors, all as determined in accordance with generally accepted accounting principles applied on a basis consistent with any prior periods, and (B) the aggregate exercise prices of all outstanding stock options and other dilutive rights to acquire Shares of the Company and the aggregate dilutive conversion prices of all securities convertible into Shares, divided by (y) the sum of the number of Shares then outstanding and the number of Shares issuable upon the exercise of all outstanding stock options and other dilutive rights to acquire Shares and the conversion of all dilutive securities convertible into Shares. For purposes of this Plan, Book Value Per Share as of the closing of the transactions contemplated by the Asset Purchase Agreement shall be based on the shareholder’s equity of the Company immediately after giving effect to the transactions contemplated by the Asset Purchase Agreement and the incurrence of related transaction fees and expenses related thereto.
     (e) “Cause” shall mean (i) the Participant’s willful refusal to perform in any material respect his lawful duties or responsibilities for the Company or its Subsidiaries or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board of Directors or the board of directors of any Subsidiary; or (ii) the engaging by the Participant in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its Subsidiaries, including, but not limited to, misappropriation or conversion of assets of the Company or its Subsidiaries (other than non-material assets); or (iii) the Participant’s conviction of or entry of a plea of nolo contendere to a felony. No act or failure to act by the Participant shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company or its Subsidiaries or consistent with Company policies or the directive of the Board of Directors.
     (f) “Change of Control” means (i) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to a Person who is not an Affiliate of the Company, LU, KKR or SLP, (ii) a sale by LU, KKR and SLP or any of their respective Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or related group of Persons that does not include LU, KKR or SLP or any of their respective Affiliates or (iii) a merger or consolidation of the Company into another Person which is not an Affiliate of the Company, LU, KKR or SLP, if and only if as a result of such merger or consolidation LU, KKR and SLP lose the ability to elect a majority of the Board of Directors (or the board of directors of resulting entity).
     (g) “Committee” means the Board of Directors or if administration of the Plan is delegated by the Board of Directors to it, the Compensation Committee

of the Board of Directors or such other committee of the Board of Directors designated by the Board of Directors to administer the Plan.
     (h) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or Subsidiary of the Company to render such services.
     (i) “Employee” means a person, including an officer, in the regular full-time employment of the Company or one of its Subsidiaries.
     (j) “Estate” means a Person’s executors, administrators, testamentary trustees, legatees or beneficiaries.
     (k) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     (l) “Fair Market Value” means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.
     (m) “Good Reason” shall mean (i) for Employees, a reduction in the Participant’s base salary (other than as part of a broad salary reduction program instituted because the Company or the Subsidiary by which the Participant is employed is in financial distress), (ii) a substantial reduction in the Participant’s duties and responsibilities, (iii) for Employees, the elimination or reduction of the Participant’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein, (iv) for Employees, the Company informs the Participant of its intention to transfer the Participant’s primary workplace to a location that is more than 25 miles from the Participant’s workplace on the Grant Date and (v) any serious chronic mental or physical illness of a member of the Participant’s family that requires the Participant to terminate his or her employment or service because of substantial interference with his or her duties at the Company; provided that at the Company’s request the Participant shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.
     (n) “Grant” means a Share Option award or a Share Purchase Right award made to a Participant pursuant to the Plan.
     (o) “Grant Agreement” means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.
     (p) “Grant Date” means the date that the Grant to a Participant is approved by the Committee.

     (q) “LU” means Bali Investments S.a.r.l., a Luxembourg company.
     (r) “Non-Employee Director” means a member of the Board of Directors who is not an Employee.
     (s) “Option Excess Price” is the excess, if any, of the applicable repurchase price of the Shares determined in accordance with Section 8(a) or 8(b) hereof, depending on which repurchase price is being used to repurchase Shares, over the exercise prices applicable to the Shares subject to the Share Option multiplied by the number of Shares, which as of the date of determination, could be purchased by Participant upon exercise of Participant’s outstanding Share Options (the “Exercisable Option Shares”).
     (t) “Participant” means an Employee, Consultant or Non-Employee Director to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan.
     (u) “Public Offering” shall mean a public offering and sale of Shares by the Company (or any successor) pursuant to an effective registration statement under the Securities Act and/or in compliance with equivalent securities laws of a jurisdiction outside of the U.S. (other than a registration statement on Form S-8, S-4, Form F-4 or any other similar form).
     (v) “Repurchase Calculation Date” means the last day of the month preceding the later of (i) the month in which the Repurchase Event occurs or (B) the month in which the Repurchase Eligibility Date (as hereinafter defined) occurs; provided, however that in the event of a Repurchase Event arising under Section 8(a) as a result of death or disability, the Repurchase Calculation Date shall be the date of the repurchase by the Company.
     (w) “Repurchase Event” means the event giving rise to the repurchase of Shares under Section 8, including death, permanent disability, termination of employment or service or other event, as the case may be, and not the giving of any notice required pursuant to Section 8(c).
     (x) “Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
     (y) “Share” means an ordinary share in the capital of the Company.
     (z) “Share Option” means an option to purchase Shares granted pursuant to Section 5.
     (aa) “Share Purchase Right” means a right to purchase Shares pursuant to Section 6 hereof.

          (bb) “Subsidiary” means any Person other than the Company in an unbroken chain of entities beginning with the Company if each of the entities, or group of commonly controlled entities, other than the last entity in the unbroken chain, then owns shares (or other equity interest) possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.
          (cc) “Transfer” means the offer, transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly and whether voluntary or involuntary, by the Participant of any Shares issued under a Share Option.
          (dd) “Trust” means a trust, custodianship or other similar entity the beneficiaries or holders of which may include only the Participant, his spouse or his lineal descendants (which term shall include biological as well as adoptive descendants).
3. Administration of Plan
          (a) The Plan shall be administered by the Board of Directors or the Committee. Unless otherwise determined by the Board of Directors, the members of the Committee shall consist solely of individuals who are both “non-employee directors” as defined by Rule 16b-3 promulgated under the Exchange Act and “outside directors” for purposes of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the Company and its Employees are subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power, authority and the discretion to administer, construe and interpret the Plan and Grant Agreements, to make rules for carrying out the Plan and to make changes in such rules. Any such interpretations, rules, and administration shall be made and done in good faith and consistent with the basic purposes of the Plan.
          (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code and be subject to all applicable laws.
          (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. Subject to the terms and conditions of this Plan and any applicable Grant Agreement, all actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.
4. Eligibility
     The Committee may from time to time make Grants under the Plan to such Employees, Consultants or Non-Employee Directors, and in such form and having such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of the Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Company.
5. Option Grants
     From time to time, the Committee will grant options to purchase Shares which are not “incentive stock options,” within the meaning of Section 422 of the Code. At the time of a Grant of Share Options, the Committee shall determine, and shall have specified in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, and such other conditions or restrictions on the grant or exercise of the Share Options as the Committee deems appropriate. In addition to other restrictions contained in the Plan and Grant Agreement, Share Options granted under this Section 5 (i) may not be exercised more than 10 years after the Grant Date (5 years in the case of Grants to non-Employees), (ii) unless granted in substitution or exchange for other options in connection with a corporate transaction, may not have an option exercise price less than 100% of the Fair Market Value of a Share on the Grant Date, (iii) except with regard to Share Options granted to an officer (within the meaning of Section 16 of the Exchange Act), Non-Employee Director or Consultant, must not become vested and exercisable at a rate of less than twenty percent (20%) per year over five (5) years from the Grant Date, subject to reasonable conditions, such as continued employment or service with the Company or its Subsidiaries and (iv) must remain exercisable for thirty (30) days following the Participant’s termination of employment or service with the Company for other than Cause and six (6) months following the Participant’s termination of employment or service because of death or disability or such longer period of time provided in the Participant’s Grant Agreement. Payment of the option exercise price shall be made in cash or, with the consent of the Committee, in Shares (including Shares acquired by contemporaneous exercise of other Share Options) or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time; provided, however, that the option exercise price may also be paid, upon the termination by the Company of the Participant’s employment or service without Cause, the Participant’s resignation for Good Reason, or termination by reason of the Participant’s death or disability, pursuant to a formal cashless exercise program adopted by the Company in connection with the

Plan, provided that such cashless exercise would not, as determined by the Committee in its sole discretion, (i) cause the Company or its Subsidiaries to breach any loan, guarantee or other agreement under which the Company or any Subsidiary of the Company has borrowed money, (ii) result in a violation or in adverse consequences under Section 409A of the Code or the regulations promulgated thereunder, (iii) be otherwise prohibited by the Code or the regulations promulgated thereunder or (iv) result in negative accounting treatment under Generally Accepted Accounting Principles (“GAAP”).
     6. Share Purchase Rights
          Share Purchase Rights may be granted either alone, in addition to, or in tandem with Share Options granted under the Plan. After the Committee determines that it will offer Share Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions to which the offer is subject, which may include the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer; provided, however, that the purchase price of such Shares shall not be less than the purchase price required under applicable law. The offer shall be accepted by execution of a Grant Agreement in the form determined by the Committee.
     7. Limitations and Conditions
     (a) The aggregate number of Shares available for Grants under this Plan and the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) shall be 30,000,000 Shares. The issuance of a Share under the Executive Plan shall reduce the number of Shares available for Grants under the Plan, and vice versa. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, canceled or expire unexercised, shall immediately become available for Grants.
     (b) The term of a Grant shall not exceed 10 years (5 years in the case of Grants to non-Employees, including, without limitation, Consultants and Non-Employee Directors). No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration thereof may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.
     (c) Nothing contained herein shall affect the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time or for any reason.
     (d) Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary, along with interest, dividends, and other expenses accrued on deferred Grants shall be charged to the Participant’s employer during the period for which the Grant is made. If the Participant is employed by more than one Subsidiary or by a combination of the Company and a Subsidiary during the period for which the Grant is made, the Participant’s

Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.
     (e) Other than as specifically provided by will or by the applicable laws of descent and distribution or the terms of any applicable trust, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.
     (f) A Participant shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable or otherwise acquired in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants; provided however that no delay in the issuance of certificates due to be issued hereunder representing any such Shares shall operate to impair or prejudice any Participant’s rights to participate in a corporate transaction providing for the disposition of such Shares. Once certificates representing any such Shares have been issued by the Company to such Participants, such Participants shall have all of the rights and privileges of shareholders of the Company.
     (g) No election as to benefits or exercise of Share Options or other rights may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.
     (h) Absent express provisions to the contrary, no Grant under this Plan shall be deemed “compensation” for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
     (i) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.
     8. Put and Call Rights
     (a) The Participant’s Resale of Shares to the Company Upon the Participant’s Death or Disability.
     (i) In the event that on or before the fifth anniversary of the Grant Date, (A) the Participant is still in the employ of, or performing services as a Consultant or Non-Employee Director for, the Company or any Subsidiary of the Company and (B) the Participant either dies or becomes permanently disabled, then the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, shall have the right for twelve months following the date of death or permanent disability, to (X) sell to the Company, and the Company shall be required to purchase, on one occasion, all or any portion of the Shares then held by the Participant, the Participant’s Estate and/or the Participant’s Trust, as the case may be, at a price per share equal to the Fair Market Value on the Repurchase Calculation Date; provided that such Shares have been held by the Participant, the Participant’s Estate or the Participant’s Trust for not less than six months and one day as of the date of their sale to the Company, and (Y) require the Company to issue the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, that number of Shares having an aggregate Fair Market Value equal to the Option Excess Price, determined using the Fair Market Value on the Repurchase Calculation Date, with respect to the termination of all or any portion of the outstanding exercisable Share Options then held by the Participant, which Shares the Participant, the Participant’s Estate and/or the Participant’s Trust may then require the Company to purchase in accordance with clause (X) above (including with respect to the six month and one day timing restriction contained therein). The Participant, the Participant’s Estate and/or the Participant’s Trust, as the case may be, shall notify the Company of its intention to sell Shares and/or terminate Share Options pursuant to the preceding sentence by sending to the Company a Redemption Notice in accordance with Section 8(c) hereof. For purposes of this Plan, the Participant shall be deemed to have a “permanent disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.
     (ii) Notwithstanding anything in Section 8(a)(i) to the contrary and subject to Section 8(d), if there exists and is continuing a default or an event of default on the part of the Company or any Subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any Subsidiary of the Company has borrowed money or such repurchase would result in a default or an event of default on the part of the Company or any Subsidiary of the Company under any such agreement or if a repurchase would not be permitted under any applicable law or regulation (each such occurrence being an “Event”), the Company shall not be obligated to repurchase any of the Shares from the Participant, the Participant’s Estate, or the Participant’s Trust, as the case may be, until the first business day which is 15 calendar days after all of the foregoing Events have ceased to exist (the “Repurchase Eligibility Date”); provided, however, that (i) the number of Shares subject to repurchase under this Section 8(a)(ii) shall be that number of Shares, and (ii) the number of Exercisable Option Shares for purposes of calculating the Option Excess

Price payable under this Section 8(a) shall be the number of Exercisable Option Shares held by the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, at the time of delivery of a Redemption Notice in accordance with Section 8(c) hereof. All Options exercisable as of the date of a Redemption Notice shall continue to be exercisable until the repurchase pursuant to such Redemption Notice.
     (b) The Company’s Purchase of Shares and Share Options from the Participant Upon the Participant’s Termination of Employment or Service.
     (i) Without Cause or for Good Reason. In the event that on or before the fifth anniversary of the Grant Date, the Company (and/or, if applicable, its Subsidiaries) terminates without Cause the Participant’s service with the Company (and/or, if applicable, its Subsidiaries) as an Employee, Consultant or Non-Employee Director, or the Participant resigns with Good Reason from the service as an Employee, Consultant or Non-Employee Director of the Company (and/or, if applicable, its Subsidiaries), then the Company shall have the right to purchase from the Participant, the Participant’s Estate or Participant’s Trust, and the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, shall be required to sell to the Company, on one occasion, all or any portion of the Shares then held by the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, at a price per share equal to the Fair Market Value on the Repurchase Calculation Date.
     (ii) Without Good Reason. In the event that on or before the fifth anniversary of the Grant Date, the Participant resigns from the Company (and/or, if applicable, its Subsidiaries) as an Employee or a Consultant without Good Reason, then the Company shall have the right to purchase from the Participant, the Participant’s Estate or Participant’s Trust, and the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, shall be required to sell to the Company, on one occasion, all or any portion of the Shares then held by the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, at a price per Share equal to, (A) if the Book Value Per Share on the Repurchase Calculation Date is less than the Book Value Per Share on the Grant Date (such difference being the “Book Value Decrease”), the lesser of (x) the Fair Market Value, and (y) the exercise price applicable to the Shares, or (B) if the Book Value Per Share on the Repurchase Calculation Date is greater than the Book Value Per Share on the Grant Date, the lesser of (A) the Fair Market Value, and (B) the exercise price applicable to the Shares, plus (x) the Percentage (as defined below) multiplied by (y) the amount, if any, by which the Book Value Per Share as of the Repurchase Calculation Date exceeds the Book Value Per Share on the Grant Date.

The “Percentage” shall be determined as follows:

Repurchase Calculation Date	Percentage
Prior to the first anniversary of the Grant Date	- 0 -
On or after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date	20%
On or after the second anniversary of the Grant Date and prior to the third anniversary of the Grant Date	40%
On or after the third anniversary of the Grant Date and prior to the fourth anniversary of the Grant Date	60%
On or after the fourth anniversary of the Grant Date and prior to the fifth anniversary of the Grant Date	80%
On or after the fifth anniversary of the Grant Date	100%
     (iii) For Cause. In the event that on or before the fifth anniversary of the Grant Date, the Company (and/or, if applicable, its Subsidiaries) terminates for Cause the Participant’s service with the Company (and/or, if applicable, its Subsidiaries) as an Employee or Consultant, then the Company shall have the right to purchase from the Participant, the Participant’s Estate or Participant’s Trust, and the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, shall be required to sell to the Company, on one occasion, all or any portion of the Shares then held by the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, at a price per Share equal to the least of (A) the exercise price applicable to the Shares, (B) the Fair Market Value on the Repurchase Calculation Date or (C) the exercise price applicable to the Shares less the amount of any Book Value Decrease.
     (iv) Share Options. In the event that (A) the Participant, the Participant’s Estate and/or the Participant’s Trust holds Shares and Share Options and the Company exercises its right to repurchase Shares pursuant to this Section 8(b) or (B) the Participant, the Participant’s Estate and/or the Participant’s Trust holds only Share Options and the Company elects to cash out such Share Options upon the termination of the Participant’s employment or service as an Employee or Consultant, the Company shall pay the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, an amount equal to the Option Excess Price with respect to the termination of the then exercisable outstanding Share Options held by the Participant, Participant’s Estate or Participant’s Trust. All outstanding Share Options held by the Participant, whether or not then exercisable, shall be automatically terminated upon the payment by the Company to the Participant, pursuant to the provisions of this Section 8(b), of an amount equal to the Option Excess Price. If the Option Excess Price is zero or a negative number, all outstanding Share Options held by the Participant, whether or not then exercisable, shall be automatically terminated upon the repurchase of Shares and Share Options as provided in this Section 8.
     (v) Repurchase Period. The Company shall have until 90 days following the termination of Participant’s employment or service as an Employee, Consultant or Non-Employee Director giving rise to the Company’s call right in accordance with this Section 8(b) in which to give a Redemption Notice to the Participant of the exercise of such election in accordance with Section 8(c) hereof.
     (c) In the case of an exercise of the right provided under Section 8(a), the Participant, the Participant’s Estate and/or the Participant’s Trust, as the case may be, shall send written notice to the Company of its intention to sell Shares and/or to terminate Share Options in exchange for the issuance of Shares, and in the case the Company elects to exercise its right under Section 8(b), the Company shall send written notice to the Participant, the Participant’s Estate and/or the Participant’s Trust of its intention to purchase Shares and/or terminate or cash out Share Options (either of the foregoing notices, a “Redemption Notice”). The completion of the purchase shall take place at the principal office of the Company on the tenth business day after the giving of the Redemption Notice. The purchase price paid in connection with the repurchase of Shares pursuant to this Section 8 shall be paid by delivery to the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, of a certified bank check or checks in the appropriate amount payable to the order of the Participant, the Participant’s Estate or the Participant’s Trust, as the case may be, against delivery of certificates or other instruments representing the Shares so purchased, appropriately endorsed or executed by the Participant, the Participant’s Estate or the Participant’s Trust, or his or its duly authorized representative.
     (d) Pro Rata Repurchases. Notwithstanding anything to the contrary contained in this Section 8, if at any time consummation of all purchases and payments to be made by the Company pursuant to this Plan and any other agreements with employees or other service providers would result in an Event, then the Company shall make purchases from, and payments to, the Participant and the other employees or other service providers pro rata (on the basis of the proportion of the number of Shares each such Participant and all other employees and other service providers have elected or are required to sell to the Company) for the maximum number of Shares without resulting in an Event (the “Maximum Repurchase Amount”). The provisions of Section 8(a) and 8(b) shall apply in their entirety to payments and repurchases with respect to Shares that may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 8(d). Until all of such Shares are purchased and paid for by the Company, the Participant and the other employees and service providers whose Shares are not purchased in accordance with this Section 8(d) shall have priority, on a pro rata basis, over other purchases of Shares by the Company pursuant to this Plan and any other agreement with employees and other service providers.

     9. Company’s Right of First Refusal. During the period commencing immediately following the fifth anniversary of the Grant Date and continuing through the effective date of a Qualified Public Offering, the Company or its assignee(s) shall have a right of first refusal to purchase, on the terms and conditions set forth in this Section 9 (the “Right of First Refusal”), any Shares held by the Participant or any transferee thereof (either being sometimes referred to herein as the “Holder”) to the extent these Shares are permitted to be transferred in accordance with the terms of this Plan before these Shares may be Transferred (including transfer by gift or operation of law) by the Participant. For purposes of this Plan, a “Qualified Public Offering” means the first Public Offering which results in gross proceeds in excess of $250,000,000.
     (a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to Transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be Transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to Transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).
     (b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees, at the Purchase Price determined in accordance with Section 9(c) hereof.
     (c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 9 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors in good faith.
     (d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.
     (e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be Transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 9, then the Holder may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other Transfer is consummated within 120 days after the date of the Notice, that any such sale or other Transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 9 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise Transferred.
     (f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 9 notwithstanding, the Transfer of any or all of the Shares during the Participant’ s lifetime or on the Participant’s death by will or intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s immediate family shall be exempt from the provisions of this Section 9. “Immediate Family’ as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 9, and there shall be no further Transfer of such Shares except in accordance with the terms of this Section 9.
10. Share Transfer Restrictions
     Except for Transfers contemplated under Sections 8 and 11 hereof, at no time during the period commencing on the Grant Date and continuing through the later of (i) the fifth anniversary thereof, unless written consent providing otherwise has been obtained from the Company and (ii) the date that is the earlier of (A) the effective date of a registration statement filed by the Company under the Securities Act in connection with an underwritten public offering of any class of its equity securities or (B) the date on which any class of securities of the Company become registered pursuant to Section 12 of the Exchange Act, shall the Participant Transfer any Shares, and any attempt to do so shall be void. Notwithstanding the foregoing, nothing in this Section 10 shall prevent Transfers: (i) to the Company following the fifth anniversary of the Grant Date; (ii) to the Participant’s Estate or the Estate of a Person who has become a holder of Shares in accordance with the terms of this Plan; or (iii) to the Participant’s Trust that is made after the Grant Date in compliance with U.S. federal securities laws, provided that in such Transfers are made expressly subject to this Plan and that the transferee agrees in writing to be bound by the terms and conditions hereof.
11.  “Bring-Along” Right
     In the event that at any time prior to the fifth anniversary of a Public Offering, LU, KKR or SLP (or an Affiliate thereof to which Shares have been Transferred) proposes to transfer for value any of their holdings of Shares to any person (a “Proposed Purchaser”), in any transaction other than a Public Offering (a “Bring-Along Sale”), LU, KKR or SLP may provide the Participant or the Participant’s Estate or Participant’s Trust, as the case may be, written notice (a “Bring-Along Notice”) of such Bring-Along Sale and the material terms thereof not less than 10 business days prior to the proposed date of the Bring-Along Sale (the “Bring-Along Sale Date”), and the Participant hereby agrees to sell to such Proposed Purchaser, on the same terms and subject to the same conditions applicable to Shares that LU, KKR or SLP, as the case may be (or the Affiliate thereof) proposes to sell in the Bring-Along Sale, the number of Shares equal to the product of (a) the sum of the number of Shares (i) then held by the Participant or the Participant’s Estate or the Participant’s Trust, including all Shares subject to Options that are exercisable and (ii) any Share Options that will become exercisable prior to or in connection with the Bring-Along Sale, multiplied by (b) the ratio of (i) the number of Shares that LU, KKR or SLP (or an Affiliate to which Shares have been Transferred) proposes to sell in the proposed Bring-Along Sale, divided by (ii) the number of Shares then held by LU, KKR or SLP, as the case may be (or an Affiliate to which Shares have been Transferred) at the same price and upon the same terms and conditions applicable to the Transfer of Shares held by LU, KKR or SLP, as the case may be (or an Affiliate to which Shares have been Transferred). The Participant, Participant’s Trust or Participant’s Estate, as the case may be, shall exercise Share Options to the extent necessary to obtain a number of Shares sufficient to fulfill its obligation to sell Shares in a Bring-Along Sale pursuant to this Section 11. The provisions of this Section 11 shall apply regardless of the form of consideration in the Bring-Along Sale.
     12. Lock-Up Period
          The Participant, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the public offering of any securities of the Company pursuant to an effective registration statement under the Securities Act, shall not sell or otherwise transfer any Shares not covered by such registration within 8 days prior to, or within 180 days (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) after, the effective date of such registration statement. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of a Market Standoff Period.
     13. Expiration of Certain Provisions
          The provisions contained in Sections 8, 9, 10 and 11 of this Plan, and the portion of any other provisions of this Plan that incorporate the provisions of any of such Sections, shall terminate and be of no further force or effect upon the consummation of a Change of Control.
     14. Transfers and Leaves of Absence
          For purposes of the Plan, unless the Committee determines otherwise:  (a) a transfer of a Participant’s employment or service without an intervening period of separation among the Company and any Subsidiary shall not be deemed a termination of employment or service, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ or service of the Company or a Subsidiary during such leave of absence.
     15. Adjustments
          In the event of any change in the outstanding Shares (including an exchange for cash) by reason of a stock split, reverse stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, merger, change of control, or similar event which results in the distribution of Shares or other equity securities without the receipt of consideration by the Company, the Committee shall adjust appropriately the number and kind of Shares subject to the Plan and available for or covered by Grants and Share prices related to outstanding Grants, and make such other revisions to outstanding Grants as it deems are equitably required.

     16. Merger, Consolidation, Exchange, Acquisition, Distribution, Liquidation or Dissolution
          In its sole discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Share Option, the Committee may provide that such Share Option cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in Shares being exchanged for or converted into cash, securities or other property, and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such Share Option or by a resolution adopted prior to the consummation of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to the consummation of such transaction or event, such Share Option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Section 7(b)) and that, upon the consummation of such event, such Share Option shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Share Option shall remain exercisable after any such event, from and after such event, any such Share Option shall be exercisable only for the kind and amount of cash, securities and/or other property, or the cash equivalent thereof (net of any applicable exercise price), receivable as a result of such event by the holder of a number of shares for which such Share Option could have been exercised immediately prior to such event.
          In the event of a “spin-off” or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Company’s Shares, the Committee shall in its discretion make an appropriate and equitable adjustment to any Share Option exercise price to reflect such diminution.
     17. Amendment and Termination
          The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Section 15 or 16 hereof and amendments under Section 20 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant. The Board of Directors may amend, suspend or terminate the Plan.
     18. Withholding Taxes
          The Company shall have the right to deduct from any cash payment made under the Plan any taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise of a Share Option that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant

Agreement, to pay a portion or all of such withholding taxes in Shares (including Shares acquired by contemporaneous exercise of other Share Options).
     19. Registration
          If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act, or engaged in a Public Offering, (i) the Company shall use reasonable efforts to register the Share Options and the Shares to be acquired on exercise of the Share Options on a Form S-8 Registration Statement or any successor to Form S-8 to the extent that such registration is then available with respect to such Share Options and Shares and (ii) the Company will use reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder, to the extent required from time to time to enable the Participant to sell Shares without registration under the Securities Act within the limitations of the exemptions provided under any applicable rule or regulation of the SEC. Notwithstanding anything contained in this Section 19, the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder. Nothing in this Section 19 shall be deemed to limit in any manner any otherwise applicable restrictions on sales of Shares.
     20. Section 409A.
          The Participant acknowledges and agrees that, to the extent applicable, this Plan and the Grant Agreement shall be interpreted in accordance with Section 409A of the Code and any proposed or final Treasury Regulations promulgated thereunder. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Participant under Section 409A of the Code, the Company may (a) adopt such amendments to this Plan or the Grant Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code.
     21. Grant Agreement
          The Options and the Shares issued to the Participant pursuant to this Plan shall be subject to all of the terms and provisions of the Grant Agreement, to the extent applicable to the Options and such shares. In the event of any conflict between the Grant Agreement and the Plan, the terms of the Plan shall control.
     22. Individuals Subject to Non-Singapore Jurisdictions
          To the extent necessary to comply with the laws of any relevant jurisdiction, notwithstanding any provision in this Plan to the contrary, the Committee shall have the discretion to adopt, on behalf of the Company, such amendments and/or one or more sub-plans applicable to Participants who are subject to laws of jurisdictions outside of Singapore as the Committee deems necessary or advisable in order to comply with applicable laws, regulations or customary business practice.

23. Shareholder Meeting Notice Period
     As permitted by Section 177(3) of the Singapore Companies Act, the Participant hereby agrees to shorter notice than required by Section 177(2) of the Singapore Companies Act with respect to any meeting of the Company, other than the Company’s annual general meeting, which shorter notice may be as little as immediately prior to the commencement of such meeting. To such end, the Participant hereby irrevocably appoints and constitutes LU, and its assigns, as the Participant’s true and lawful attorney, in the Participant’s name, place and stead, to make, execute and acknowledge documents for the limited purpose of agreeing to such shorter notice. The Participant agrees to provide the Company with any documentation reasonably requested by the Company to give effect to the agreements in the two immediately preceding sentences.
24. Effective and Termination Dates
     The Plan was originally effective as of December 1, 2005, the effective date of its approval by the shareholders of the Company and shall terminate on November 30, 2015, subject to earlier termination by the Board of Directors pursuant to Section 17. The Plan was previously amended and restated by the Board of Directors effective as of April 14, 2006. The Plan as amended and restated herein was adopted by the Board of Directors effective as of February 25, 2008.
25. Shareholder Approval
     The Plan, as previously amended and restated effective as of April 14, 2006 was approved by the Company’s shareholders on April 11, 2007.
26. Information Disclosure
     The Company shall provide Participants with the information described in Rules 701(e)(3), (4), and (5) under the Securities Act no less frequently than every six (6) months commencing no later than February 28, 2008, with the financial statements therein being not more than 180 days old, in any event, subject to each Participant agreeing, in a form acceptable to the Company, to keep the information to be provided pursuant to this Section 26 confidential. The information required by this Section 26 shall be provided to Participants by either physical or electronic delivery or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. For the avoidance of doubt, if a Participant does not agree to keep the information to be provided pursuant to this Section 26 confidential, then the Company may elect not to provide such Participant any information under this Section 26.